Exhibit 1



Securities  and  Exchange  Commission
Washington,  DC  20549

November  21,  2000

Dear  Sirs:

We previously acted as independent auditors for CyPost Corporation (the "Company") for the year ended December 31, 1999 and we have been advised by the Company that we will be succeeded as auditors by Hollander, Lumer & Co. LLP.

We have received and reviewed the Amendment No. 1 to Form 8-K, as filed on November 21, 2000 reporting in Item 4 the change in the Company's certifying accountant and have no disagreements with the statements made therein by the Registrant.


Yours  truly,


/s/  ARTHUR  ANDERSEN  LLP


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